UNITED STATES

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SOUTHWEST AIRLINES CO.

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The following is a transcript of a video message by Robert E. Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors of Southwest Airlines Co. (the “Company”), published on September 25, 2024:

Bob’s Briefing

Bob Jordan President CEO & Vice Chairman of the BOD

Published 9/25/24

Well, hey Southwest Warriors. Bob Jordan here.

I’m sure many of you have seen or heard that one of our Shareholders, Elliott Investment Management, issued a statement yesterday saying that they intend to call a Special Meeting of Shareholders soon to nominate their director candidates for election to Southwest’s Board. While Elliott hasn’t officially requested a Special Meeting, I promise to be transparent and keep you updated.

So, I wanted you to hear my perspective on this and directly from me. Well, we’re gearing up for our Investor Day tomorrow, our Team has spent a lot of time speaking with lots of our Shareholders, as well as with many of you, to get candid thoughts on our strategy and how together we can make Southwest even better. What we’ve confirmed from this process is that Southwest has many Shareholders who are incredibly knowledgeable about our business and thoughtful about ways we can evolve to great value.

We have appreciated our Shareholders’ willingness to have candid conversations and collaborate on ways to continually improve Southwest for all of our benefit! Many, many times now, we have extended this same courtesy to Elliott—both to provide feedback on our business and strategy and to participate in our Board refreshment process, including by offering to potentially add up to three of their Director candidates to the Board.

Not once has Elliott provided us with any feedback, nor have they shown any willingness to participate with us in our refreshment process—none. Elliott has not even allowed its candidates to meet with our Board. It’s no surprise that they have now chosen to front-run our Investor Day with yet another negative press public ambush to create a distraction and continue their efforts to exert control over our Board and therefore over our Company.

And as we’ve said before, we’re willing to compromise, but acquiescing to a single Shareholder’s demand for control of the Company is not a compromise. Despite Elliott’s actions, our Board and Team are committed to treating Elliott the Southwest Way—our door is open, and we remain hopeful they will engage constructively. So far, they have chosen not to at every turn. We will consider their candidates for appointment to the Board if they allow our Board to meet with them.

In the meantime, we are moving full speed ahead with our transformational plan. We recently announced comprehensive changes to our Board, and we have a strong pipeline of potential candidates who would bring relevant experience and may join the Board room in the coming months. We are unveiling tactical and strategic initiatives at our Investor Day tomorrow that will position Southwest to continue to elevate the Customer Experience, improve our financial performance, and drive Shareholder value.

There’s a lot to be excited about in Southwest, and we will not allow Elliott’s public attacks to distract us. So, what can you do? First and foremost, stay focused on delivering excellent service and results. We have a robust transformation plan, and I could not be more excited about our future. Running a reliable operation, producing outstanding business results, and executing on our initiatives—like assigned and premium seating—is the best antidote to the noise.

Last and most importantly, be safe. Elliott wants you to be distracted, but don’t be. Nothing tops Safety. I commit to continuing to communicate with you transparently all along the way. Thank you for your Heart, and for everything that you do to make Southwest the best.

I LUV you all, and have a great day.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

For participant information, see the Company’s soliciting material filed as “DEFA14A” with the SEC on September 10, 2024 and available here.